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EXHIBIT 4.2

UNSECURED SUBORDINATED NOTE

in the original principal amount of $141,300,000

issued by

BROOKFIELD HOMES HOLDINGS INC.

in favour of

BROOKFIELD HOMES (US) INC.

November 12, 2002

BROOKFIELD HOMES HOLDINGS INC.

(Incorporated under the laws of Delaware)

NOTE

        Brookfield Homes Holdings Inc. (the "Borrower") for value received hereby acknowledges itself indebted to and unconditionally promises to pay to or to the order of Brookfield Homes (US) Inc. (the "Lender") on December 31, 2005, or such earlier or later date as all of the principal amount hereof may become due in accordance with the provisions hereof (such date being the "Maturity Date"), the aggregate principal sum of ONE HUNDRED AND FORTY ONE MILLION, THREE HUNDRED THOUSAND DOLLARS ($141,300,000) (the "Principal Amount") in lawful money of the United States, on presentation and surrender of this Note (in the case of payment of all of the principal amount hereof) to the Borrower at its address set forth herein, and to pay interest on the principal amount of this Note outstanding from time to time at the rate and times and in the manner set forth herein.

ARTICLE 1.
INTERPRETATION

1.1.  Definitions

        For the purposes of this Note:

  1.1.1. "Applicable Law" means, in respect of any person, property, transaction, event or course of conduct, all applicable laws, statutes, rules, by-laws and regulations, regulatory policies and all applicable official directives, orders, judgments and decrees of Governmental Authorities;

  1.1.2. "BHC" means Brookfield Homes Corporation, a Delaware corporation, and its successors and assigns;

  1.1.3. "Borrower" means Brookfield Homes Holdings Inc., a corporation incorporated under the laws of California, and its successors and assigns;

  1.1.4. "Business Day" means a day (other than Saturday or Sunday) on which banks are generally open for business in New York, New York;

  1.1.5. "Default" means any event or condition which, upon notice, lapse of time, or both, would constitute an Event of Default;

  1.1.6. "Event of Default" has the meaning attributed to such term in Section 3.1;

  1.1.7. "Governmental Authority" means any government, legislature, regulatory authority, agency, department, commission, board, instrumentality or rule-making entity of any government, legislature, or any court, tribunal, arbitration board or arbitrator or (without limitation to the foregoing) other law, regulation or rule making entity having or purporting to have jurisdiction in the relevant circumstances, or any person acting or purporting to act under the authority of any of the foregoing (including, without limitation, any arbitrator);

  1.1.8. "Interest Payment Date" has the meaning attributed to such term in Section 2.2;

  1.1.9. "Issue Date" means November 12, 2002;

  1.1.10. "Lender" means Brookfield Homes (US) Inc., a corporation incorporated under the laws of Delaware, and its successors and assigns;

  1.1.11. "Maturity Date" has the meaning attributed to such term in the recital of this Note;

  1.1.12. "Note" means this unsecured subordinated note; the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this unsecured subordinated Note as a whole and not to any particular Article or Section, or other portion hereof or thereof;

  1.1.13. "Obligations" means all indebtedness, liabilities and other obligations owed to the Lender under this Note whether actual or contingent, matured or not;

  1.1.14. "person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or Governmental Authority;

  1.1.15. "Principal Amount" means the principal amount outstanding under this Note from time to time, being originally $141,300,000;

  1.1.16. "Senior Indebtedness" means all existing and future indebtedness for borrowed money of BHC, the Borrower and any of their Subsidiaries, whether or not secured; and

  1.1.17. "Subsidiary" means a material subsidiary of the Borrower as identified from time to time in the regulatory filings of BHC and "Subsidiaries" means all of them.

1.2.  Gender and Number

        Words importing the singular include the plural and vice versa and words importing gender include all genders.

1.3.  Interpretation Not Affected by Headings, etc.

        The division of this Note into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Note.

1.4.  Monetary References

        Any reference in this Note to "Dollars", "dollars" or the sign "$" shall be deemed to be a reference to lawful money of the United States.

1.5.  References

        Except as otherwise specifically provided, reference in this Note to any contract, agreement, document or any other instrument shall be deemed to include references to the same as varied, amended, supplemented, restated or replaced from time to time and reference in this Note to any enactment, including without limitation, any statute, law, by-law, regulation, ordinance or order, shall be deemed to include references to such enactment as re-enacted, amended or extended from time to time.

1.6.  Invalidity of Provisions

        Each of the provisions contained in this Note is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

1.7.  Actions on Days Other Than Business

        Except as otherwise specifically provided herein, where any payment is required to be made or any other action is required to be taken on a particular day and such day is not a Business Day and, as a result, such payment cannot be made or action cannot be taken on such day, then this Note shall be deemed to provide that such payment shall be made or such action shall be taken on the first Business Day after such day.

ARTICLE 2.
PAYMENTS

2.1.  Interest Rate

        Interest shall accrue from and including the Issue Date on the Principal Amount at a rate of 10.0% per annum.

2.2.  Calculation and Payment of Interest

        Interest on the Principal Amount shall accrue from day to day, both before and after default, demand, maturity and judgment, and shall be calculated on the basis of the actual number of days elapsed and on the basis of a year of 365 days and shall be compounded and payable to the Lender in arrears on March 31, June 30, September 30 and December 31 (each an "Interest Payment Date") in each year (or, if not a Business Day on the immediately following Business Day), with the first Interest Payment Date being March 31, 2003.

2.3.  Repayment of the Note

        Subject to the terms and conditions of this Note, the Borrower shall not be required to make payments of principal on this Note until the Maturity Date. On the Maturity Date, the principal amount of this Note then outstanding, together with all accrued and unpaid interest and other amounts payable under this Note, shall be due and payable in full. The Borrower may at its option prepay this Note, in whole or in part, at any time prior to the Maturity Date on two days prior notice to the Lender.

2.4.  Issuance of Equity Securities by Borrower

        Except as agreed to in writing by the Lender, the net proceeds of the issue of any equity securities by BHC or by any Subsidiary of BHC, including the Borrower, (other than equity securities issued to BHC or any of its Subsidiaries) shall be promptly applied to repay the Principal Amount of the Note, subject to Section 2.5.

2.5.  Application of Payments

        Any amounts prepaid or repaid shall not be reborrowed. All amounts prepaid or repaid shall be applied firstly in reduction of the accrued and unpaid interest then outstanding and thereafter in reduction of the Principal Amount being prepaid or repaid.

2.6.  Subordination

        Notwithstanding anything in this Note to the contrary, the Borrower covenants and agrees and the Lender, by its acceptance of this Note, likewise covenants and agrees, that the payment of principal and interest on this Note shall be expressly made subordinate to and postponed in right of payment to the prior payment of any Senior Indebtedness to the extent that such Senior Indebtedness is at any time due or payable (whether at maturity, by acceleration or otherwise) provided, however, that the amount of Senior Indebtedness maintained by BHC, the Borrower and their Subsidiaries shall not at any time exceed $900,000,000 in the aggregate. The Lender covenants and agrees to take such actions and to execute and deliver such documents as may be reasonably necessary and appropriate from time to time to effect the postponement and subordination provided for in this Section.

ARTICLE 3.
EVENTS OF DEFAULT AND REMEDIES

3.1.  Events of Default

        The occurrence of any of the following events shall constitute an Event of Default:

        3.1.1.    Default in Payment.    If the Borrower defaults in the payment when due of any of the Obligations which require the payment of money to the Lender; or

        3.1.2.    Other Covenants.    If the Borrower defaults in the performance or observance of any term, condition, covenant, or obligation contained in this Note that does not require the payment of money to the Lender unless such default is remedied within 15 Business Days after notice thereof by the Lender to the Borrower; or

        3.1.3.    Default in other Indebtedness.    If the Borrower or any of the Subsidiaries is in default under any Senior Indebtedness in excess of $10,000,000 where such default would entitle the holder to accelerate repayment of the debt, and, in each case, such default is not cured in any applicable grace period or waived in writing; or

        3.1.4.    Enforceability.    If this Note or any part thereof shall, at any time after its respective execution and delivery and for any reason, cease in any way to be in full force and effect or to be a legal, valid, binding and enforceable obligation of the Borrower or if it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under any of this Note, or if the validity or enforceability of any of this Note is disputed in any manner by the Borrower; or

        3.1.5.    Voluntary Insolvency Actions.    If the Borrower or any of the Subsidiaries institutes proceedings for its winding up, liquidation or dissolution, or takes action to become a voluntary bankrupt, or consents to the filing of a bankruptcy proceeding against it, or files a proposal, a notice of intention to make a proposal, a petition or answer or consent seeking reorganization, readjustment, arrangement, composition or similar relief under any bankruptcy law or any other similar applicable law or consents to the filing of any such petition, or consents to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or any material part of the property of the Borrower or any of the Subsidiaries or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due or commits any other act of bankruptcy, or suspends or threatens to suspend transaction of its usual business, or any action is taken by the Borrower or any of the Subsidiaries in furtherance of any of the aforesaid; or

        3.1.6.    Involuntary Insolvency Proceedings.    If proceedings are instituted in any court of competent jurisdiction by any person other than the Borrower or any of the Subsidiaries for the winding up, liquidation or dissolution of the Borrower or any of the Subsidiaries or for any reorganization, readjustment, arrangement, composition or similar relief with respect to the Borrower or any of the Subsidiaries under any bankruptcy law or any other applicable insolvency law, or for the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of all or any material part of the property of the Borrower or any of the Subsidiaries, and

    3.1.6.1. at any time thereafter (a) such proceeding is not being contested in good faith by the Borrower or any of the Subsidiaries, or (b) the effect of such proceeding has not been stayed; or

    3.1.6.2. such proceeding has not been dismissed within 60 days from and including the day on which it was commenced; or

    3.1.6.3. any order sought in any such proceeding is granted or issued; or

        3.1.7.    Appointment of Receiver.    If a receiver, manager, receiver and manager, trustee, custodian or other similar official is appointed in respect of the Borrower or any of the Subsidiaries or any material part of the property of the Borrower or any of the Subsidiaries and, in the case of any such involuntary appointment, at any time thereafter (a) such appointment is not being contested in good faith by the Borrower or any of the Subsidiaries, or (b) the effect of such appointment has not been stayed; or

        3.1.8.    Bankruptcy Statutes.    If any proceeding, voluntary or involuntary, is commenced, or an order or petition is issued, respecting the Borrower or any of the Subsidiaries pursuant to any statute relating to bankruptcy, insolvency, reorganization of debts, liquidation, winding-up or dissolution, and, in the case of any such involuntary proceeding,

  3.1.8.1. at any time thereafter (a) such proceeding is not being contested in good faith by the Borrower or any of the Subsidiaries, or (b) the effect of such proceeding has not been stayed; or

  3.1.8.2. such proceeding has not been dismissed within 60 days from and including the day on which it was commenced; or

  3.1.8.3. any order or petition sought in any such involuntary proceeding is granted or issued; or

        3.1.9.    Judgments.    If a final judgment is rendered against the Borrower or any of the Subsidiaries for an amount if excess of $10,000,000 and, within 30 Business Days after entry thereof, such judgment has not been discharged or execution thereof stayed pending appeal or if, within five Business Days after the expiration of any such stay, such judgment has not been discharged; or

        3.1.10.    Encumbrances.    If an encumbrancer takes possession of any material part of the property of the Borrower or any of the Subsidiaries or if a distress or execution or any similar process is levied or enforced against any material part of the property of the Borrower or any of the Subsidiaries; or

        3.1.11.    Merger, Sale or Disposition of Assets.    If the Borrower shall (a) enter into any transaction or series of related transactions whereby all or substantially all of its property and assets would become the property of any other person whether by way of reorganization, consolidation, amalgamation, arrangement, winding-up, merger, transfer, sale, sale-leaseback or otherwise, or (b) enter into any transaction to amalgamate or merge with any other person.

3.2.  Remedies Upon Default

        Upon the occurrence of any Event of Default, the Lender may by notice given to the Borrower declare all Obligations to be immediately due and payable and the Lender may take such actions and commence such proceedings as may be permitted at law or in equity at such times and in such manner as the Lender in its sole discretion may consider expedient, all without, except as may be required by Applicable Law, any additional notice, presentment, demand, protest, notice of protest, dishonour or any other action. The rights and remedies of the Lender hereunder are cumulative and are in addition to and not in substitution for any other rights or remedies provided by Applicable Law. The Borrower agrees to indemnify the Lender for all costs and expenses incurred in connection with the collection of any of the obligations or other actions taken under this Section.

3.3.  Set-Off

        Upon the occurrence and during the continuance of an Event of Default the Lender may, at any time and from time to time, without notice to the Borrower or to any other person, set off, appropriate and apply any indebtedness and liability of the Lender to the Borrower, matured or unmatured, against and on account of the Obligations when due.

3.4.  Distributions

        All distributions under or in respect of this Note shall be held by the Lender on account of the Obligations without prejudice to any claim by the Lender for any deficiency after such distributions are received by the Lender and the Borrower shall remain liable for any such deficiency. All such distributions may be applied to such part of the Obligations as the Lender may see fit in its sole discretion, and the Lender may at any time change any appropriation of any such distributions or other moneys received by it and reapply the same on any other part of the Obligations as the Lender may see fit, in its sole discretion, notwithstanding any previous application.

3.5.  Overdue Amounts

        All overdue amounts owing or deemed to be owing hereunder ("overdue amounts"), whether in respect of principal, interest, or otherwise, both before and after judgment shall (to the extent permitted by law) bear interest thereon at the rate specified in Section 2.1 plus 2%. Such interest on overdue amounts shall accrue from day to day, be payable in arrears on demand and shall be compounded monthly on the last Business Day of each calendar month.

3.6.  Forbearance

        Upon the occurrence of an Event of Default the Lender may elect, in its sole discretion (but shall not in any manner whatsoever be obligated to), forebear from taking any action as a result of such Event of Default.

ARTICLE 4.
GENERAL

4.1.  Reliance and Non-Merger

        All covenants and agreements of the Borrower made herein shall be deemed to have been relied upon by the Lender notwithstanding any investigation heretofore or hereafter made by the Lender or counsel to or any employee or other representative of the Lender and shall survive the execution and delivery of this Note until all Obligations shall have been satisfied and performed.

4.2.  Amendment and Waiver

        No amendment or waiver of any provision of this Note or consent to any departure by the Borrower from any provision hereof or thereof is effective unless it is in writing and signed by an officer of the Lender and the Borrower. Such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

4.3.  Notices

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice, if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the day of sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below. Notices of change of address shall also be governed by this Section. Notices and other communications shall be addressed as follows:

  (a)
  if to the Borrower:

    Brookfield Homes Holdings Inc.
    12865 Pointe Del Mar
    Suite 200
    Del Mar, California
    Facsimile number: (858) 794-6111

  (b)
  if to the Lender:

    Brookfield Homes (US) Inc.
    8500 Executive Park Avenue
    Suite 300
    Fairfax, Virginia 22031
    Facsimile number: (703) 270-1401

4.4.  Time

        Time is of the essence of this Note.

4.5.  Further Assurances

        Whether before or after the happening of an Event of Default, the Borrower shall at its own expense do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, things, agreements, documents and instruments in connection with this Note as the Lender may reasonably request from time to time for the purpose of giving effect to the terms of this Note.

4.6.  Assignment

  4.6.1. This Note shall enure to the benefit of and be binding upon the parties hereto and thereto, their respective successors and any permitted assignee of some or all of the parties' rights or obligations under this Note as permitted under this Section.

  4.6.2. The Borrower shall not assign all or any part of its rights, benefits or obligations under this Note without the prior written consent of the Lender.

  4.6.3. The Lender may at any time assign, or transfer its rights, benefits and obligations under this Note to any person without the consent of the Borrower. Upon any such assignment, transfer or encumbrance, the Borrower acknowledges that customary agency arrangements may need to be implemented between the Lender and the assignee and certain intercreditor arrangements may need to be implemented between the holders of this Note and the assignee, transferee or beneficiary of the encumbrance, and the Borrower shall enter into any documents reasonably requested by the Lender to implement such arrangements. Where such assignment or transfer relates only to part of the Principal Amount, the Lender and the assignee or transferee shall be each entitled to receive (upon surrender of this Note to the Borrower for cancellation) a Note representing the part of the Principal Amount then owned by each of them.

4.7.  Entire Agreement

        This Note constitute the entire agreement between the parties pertaining to the subject matter described herein and therein. There are no warranties, conditions or representations (including any that may be implied by statute), and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Note.

4.8.  Governing Law

        This Note shall be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States applicable therein.

4.9.  Attornment

        The parties hereto irrevocably submit and attorn to the non-exclusive jurisdiction of the courts of the State of Delaware for all matters arising out of or in connection with this Note.

        IN WITNESS WHEREOF the Borrower has executed this Note under seal, this 12 day of November, 2002.

BROOKFIELD HOMES HOLDINGS INC.
By:	Name: Ian G. Cockwell Title: President
By:	Name: Paul Kerrigan Title: Chief Financial Officer

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  EXHIBIT 4.2
UNSECURED SUBORDINATED NOTE
BROOKFIELD HOMES HOLDINGS INC. (Incorporated under the laws of Delaware) NOTE
ARTICLE 1. INTERPRETATION
ARTICLE 2. PAYMENTS
ARTICLE 3. EVENTS OF DEFAULT AND REMEDIES
ARTICLE 4. GENERAL